                                 EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

                       GEORGIA BANK FINANCIAL CORPORATION
                                AND SUBSIDIARY



                                                                   YEAR ENDED
                                                                   DECEMBER 31,
                                                     -------------------------------------
                                                          1996        1995        1994
                                                     -----------  ----------  ------------
Net income available to common shareholders           $1,952,165  $1,405,066  $1,118,436

Earnings per common share:(1)
    Weighted average number of common
       shares outstanding                              1,542,368   1,538,025   1,459,912
                                                    ------------  ----------  -------------

Net income per common share                           $     1.27  $     0.91  $     0.77
                                                    ============  ==========  =============

(1) Adjusted on a comparative basis to reflect reverse stock split (1 for 3) effected April 21, 1995 and the 15% stock dividend payable September 25, 1996.